UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2023

Valuence Merger Corp. I

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41304	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Orinda Way, Suite 100D

Orinda, CA 94563

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (415) 340-0222

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant	VMCAU	Nasdaq Stock Market LLC

Class A ordinary shares, par value $0.0001	VMCA	Nasdaq Stock Market LLC

Redeemable warrants, each warrant exercisable for one Class A ordinary share, each at an exercise price of $11.50 per share	VMCAW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information included in Item 5.07 is incorporated by reference in this item to the extent required.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 25, 2023, Valuence Merger Corp. I (the “Company”) held the extraordinary general meeting of the Company (the “Meeting”). Holders of 23,240,304 of the Company’s ordinary shares were represented in person or by proxy at the Meeting, which represents approximately 84.5% of the ordinary shares issued and outstanding and entitled to vote as of the record date of April 24, 2023.

At the Meeting, the Company’s shareholders approved a proposal to amend the Company’s amended and restated memorandum and articles of association (the “Articles”) to provide the Company with the right to extend the date by which the Company must consummate its initial business combination (the “Extension”), from June 3, 2023 (the “Current Outside Date”) to September 3, 2023 (the “Extended Date”), and to allow the Company, without another shareholder vote, by resolution of the board of directors of the Company, to elect to further extend the Extended Date in one-month increments up to eighteen (18) additional times, or a total of up to twenty-one (21) months after the Current Outside Date, until up to March 3, 2025 (each, an “Additional Extended Date”) (the “Extension,” and such proposal, the “Extension Proposal”). The Company’s shareholders also approved a proposal (the “Redemption Limitation Amendment Proposal”) to amend the Articles to eliminate (i) the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (ii) the limitation that the Company shall not consummate a business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such business combination. The Company’s shareholders also approved a proposal (the “Founder Share Amendment Proposal”) to provide for the right of a holder of the Company’s Class B ordinary shares, par value $0.0001 per share, to convert such shares into Class A ordinary shares, par value $0.0001 per share, on a one-for-one basis at any time and from time to time prior to the closing of a business combination at the election of the holder. The vote tabulation for the Extension Proposal, Redemption Limitation Amendment Proposal and the Founder Share Amendment Proposal is set forth below.

Approval of Proposal 1-Extension Proposal

Votes For	Votes Against	Abstentions
16,803,785	6,436,519	0

Approval of Proposal 2-Redemption Limitation Amendment Proposal

Votes For	Votes Against	Abstentions
20,451,346	2,788,958	0

Approval of Proposal 3-Founder Share Amendment Proposal

Votes For	Votes Against	Abstentions
20,451,346	2,788,958	0

In connection with the vote to approve the Extension Proposal, 15,799,245 Class A ordinary shares were presented for redemption. After the satisfaction of such redemptions, the balance in the Company’s trust account will be approximately $65.7 million.

Under Cayman Islands law, the amendments to the Articles took effect upon approval of the Extension Proposal, Founder Share Amendment Proposal and Redemption Limitation Amendment Proposal. The foregoing description of the amendments to the Articles is qualified in its entirety by the full text of each of the Amendments to the Amended and Restated Memorandum and Articles of Association, which are filed as Exhibit 3.1, Exhibit 3.2 and Exhibit 3.3 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Amendment to the Amended and Restated Memorandum and Articles of Association of Valuence Merger Corp. I.
3.2	Certificate of Amendment to the Amended and Restated Memorandum and Articles of Association of Valuence Merger Corp. I.
3.3	Certificate of Amendment to the Amended and Restated Memorandum and Articles of Association of Valuence Merger Corp. I
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALUENCE MERGER CORP. I

	By:	/s/ Sungwoo (Andrew) Hyung
	Name:	Sungwoo (Andrew) Hyung
	Title:	Chief Financial Officer and Director

Dated: June 1, 2023